FIRST AMENDMENT TO THE
HOLLYFRONTIER CORPORATION
OMNIBUS INCENTIVE COMPENSATION PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the HollyFrontier Corporation Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”), is made by HollyFrontier Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its subsidiaries;

WHEREAS, Section 7(a) of the Plan provides that the Company’s board of directors (the “Board”) or the Committee (as defined in the Plan) may amend the Plan from time to time without approval of the stockholders of the Company, except that any amendment to the Plan of which approval of the stockholders is required by any federal or state law or regulation or the rules of any stock exchange on which the shares of the Company are listed or quoted must be approved by the stockholders of the Company;

WHEREAS, the Board has determined that it is desirable to submit for approval to the stockholders of the Company, at the Company’s 2015 Annual Meeting of Stockholders, the material terms of the Plan, including the employees eligible to participate therein, the maximum compensation payable under the Plan and the business criteria that may be used for setting performance goals under the Plan, for purposes of satisfying the “performance-based compensation” exemption under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which requires the material terms of the Plan to be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan;

WHEREAS, in connection with such approval, the Board has determined that it is desirable to adopt the First Amendment, effective as of May 13, 2015 (the “Effective Date”) and subject to approval by the stockholders of the Company, to (i) restate (without any making any changes thereto, other than to reflect where applicable the two for one stock split effected by the Company on August 31, 2011) the employees eligible to participate in the Plan and the maximum compensation payable under the Plan, (ii) add additional business criteria that may be used for setting performance goals under the Plan, and (iii) reflect the adjustment, in accordance with the adjustment provisions set forth in Section 4(c) of the Plan, to the other share limitations in the Plan as a result of the two for one stock split effected by the Company on August 31, 2011.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.     The defined term “Employee” in Section 2 of the Plan is hereby restated in its entirety as follows:

“Employee” shall mean any employee of the Company or a Subsidiary.

2.     The defined term “Performance Criteria” in Section 2 of the Plan is hereby deleted in its entirety and replaced with the following:

“Performance Criteria” shall mean one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria): (A) earnings, earnings per share, earnings before interest, taxes, depreciation and/or amortization and/or operating earnings after interest expense and/or before incentives, service fees and extraordinary or special items; (B) gross or net income, income per share or income per share from operations; (C) revenues; (D) cash flow, cash flow per share, cash flow from operating activities, cash flow before financing activities, or cash flow return; (E) targeted cash balances; (F) return on net assets; (G) return on assets; (H) return on investment; (I) return on capital or return on capital employed; (J) return on equity; (K) stock price; (L) cost controls; (M) economic value added; (N) gross margin; (O) reductions or savings; (P) operating income; (Q) safety performance and/or incidence rate, including process safety performance, reliability, capacity utilization and lost economic opportunity; (R) total stockholder return; (S) debt reduction or management or compliance with debt covenants; (T) net profit margin; (U) refinery reliability; (V) operating margin; (W) contribution margin; (X) market share; (Y) effective equipment utilization; (Z) achievement of savings from business improvement projects; (AA) capital projects deliverables; (BB) performance against environmental targets; (CC) satisfactory internal or external audits; (DD) operating expense; (EE) cost management; and (FF) any of the above goals determined on an absolute or relative basis, as a ratio with other business criteria or as compared to the performance of a published or special index deemed applicable by the Committee, including Standard

& Poor’s 500 Stock Index or a group of comparable companies, pre-tax or after-tax, before or after special charges, or any combination of the foregoing. Performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split. A performance goal need not be based upon an increase or positive result under a business criterion and may be based upon limiting economic losses or maintaining the status quo.

3.    Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a)    Shares Available. Subject to adjustment as provided below and in Section 4(c), the maximum aggregate number of Shares that may be delivered with respect to Awards granted under the Plan shall be 7,448,510 Shares, which includes (a) 12,632,184 shares of Frontier common stock that were not previously issued and were not subject to outstanding awards granted under the Prior Plan, and (b) 2,850,064 shares of Frontier common stock that were subject to outstanding awards originally made by Frontier under the Prior Plan that were assumed by the Company in connection with the consummation of the Merger (the “Assumed Awards”), in each case, multiplied by an exchange ratio of 0.4811 and rounded, if necessary, down to the nearest whole Share and subsequently further adjusted to reflect the Company’s two for one stock split effected on August 31, 2011. Of the 7,448,510 Shares that may be subject to Awards under the Plan, 616,890 Shares (all of which are subject to Assumed Awards) (the “Initial Pool”) shall be subject to adjustment as follows: with respect to each stock-denominated Award, the number of Shares in such Initial Pool shall be reduced by 1.7 times the number of Shares subject to such Award. The other 6,831,620 Shares (the “New Pool”) shall be subject to adjustment as follows: with respect to each stock-denominated Award, other than an Option or SAR, granted from the New Pool, the number of Shares in the New Pool shall be reduced by 1.6 times the number of Shares subject to such Award. With respect to each Option or SAR granted under the Plan, the number of Shares in such pool shall be reduced on a 1.0 for 1.0 basis for each Share that is subject to such Award. SAR Awards to be settled in Shares shall be counted in full against the number of Shares available for delivery under the Plan regardless of the number of Shares actually issued in settlement of any SAR. If any stock-denominated Award is paid in cash, forfeited or otherwise lapses, expires, terminates or is canceled without the delivery of Shares, then the number of Shares subject to such Award, if not an Option or SAR, shall be added back to the Share pool from which Award was granted and be available for future Awards thereunder on the basis of 1.7 Shares or 1.6 Shares per Share subject to such Award, as applicable, and on a 1.0 for 1.0 basis if such Award was an Option or SAR. With respect to a dollar-denominated Award that is paid in Shares, the Share pool shall be reduced by 1.7 times or 1.6 times the number of Shares delivered with respect to such dollar-denominated Award, based on the applicable pool from which the Award is satisfied. Notwithstanding the foregoing, Substitute Awards granted in connection with a business acquisition made by the Company or a Subsidiary, whether an asset purchase, merger or stock acquisition, shall not reduce the number of Shares available in a Share pool. In addition, Shares withheld or received by the Company to satisfy tax withholding or other payment obligations shall not again be available for future Awards. Further, no more than 3,848,800 Shares may be granted and delivered with respect to Options that are Incentive Stock Options. Shares shall be delivered first from the Initial Pool, if any, as adjusted, and then from the New Pool.

4.    Section 5 of the Plan is hereby deleted in its entirety and replaced with the following:

Section 5.    Eligibility and Award Limits

(a)    Eligible Individuals. Any Employee, Consultant or Director (other than an Employee, Consultant or Director who was, immediately prior to the Merger, a service provider to the Company, formerly named Holly Corporation, or entities that were its subsidiaries) shall be eligible to be designated a Participant by the Committee.

(b)    Individual Limits. No individual may be granted stock-denominated Awards in any calendar year with respect to more than 1,443,300 Shares. No individual may be paid cash-denominated Awards of more than $5 million in the aggregate in any calendar year.

5.    Section 6(j)(vii) of the Plan is hereby deleted in its entirety and replaced with the following:

(vii)    Performance Criteria. The Committee shall establish the performance goals based on the Performance Criteria applicable to those Awards (including an award of cash), the payment of which is intended by the Committee to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code (“Section 162(m) Awards”). Nothing in the Plan shall prevent the Committee from establishing other performance-based criteria for Awards not intended to qualify as performance-based compensation under Section 162(m), including, without limitation, Awards being granted to an individual who is not a “covered employee” for purposes of Section 162(m). The Committee may, at the time the performance goals in respect of a Section 162(m) Award are established, provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events during the relevant performance period, which may mean excluding the impact of any or all of the following events or occurrences for such performance period: (a) asset write-downs or impairments to assets; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; (j) third party expenses associated with any investment or acquisition by the Company or any Subsidiary; (k) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (l) any discretionary or matching contributions made to a savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (m) interest, expenses, taxes, depreciation and depletion, amortization and accretion charges; and (n) marked-to-market adjustments for financial instruments. The adjustments described in this paragraph shall only be made, in each case, to the extent that such adjustments in respect of a Section 162(m) Awards would not cause the award to fail to qualify as “performance-based compensation” under section 162(m) of the Code.
6.    A new Section 6(j)(viii) is hereby added to the Plan to read as follows:

(viii)     Section 162(m) Awards Pool. The Committee may establish an unfunded pool, with the amount of such pool calculated using an objective formula based upon the level of achievement of a performance goal or goals with respect to one or more of the business criteria selected from the list set forth in Section 2 during the given performance period, as specified by the

Committee. The pool may be funded as to a specified dollar amount or a number of Shares. The Committee may specify the amount of the pool as a percentage of any of such business criteria, a percentage in excess of a threshold amount with respect to such business criteria, or as another amount which need not bear a direct relationship to one or several business criteria but shall be objectively determinable and calculated based upon the level of achievement of pre-established goals with regard to the business criteria.

RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.

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